PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated March 12, 2002)                 REGISTRATION NO.  333-44286





                                 [LOGO OMITTED]





                        1,000,000,000 Depositary Receipts
                          Europe 2001 HOLDRS (sm) Trust

         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

         The share amounts specified in the table on pages 11 and 12 of the base prospectus shall be replaced with the following:

                                                                    Primary U.S.
                                                          Share        Trading
             Name of Company(1)(2)         Ticker        Amounts       Market
--------------------------------------     ------        -------    ------------
AEGON N.V.                                   AEG            5           NYSE
Alcatel *                                    ALA            3           NYSE
Amdocs Limited                               DOX            3           NYSE
ARM Holdings p.l.c. *                       ARMHY           8          NASDAQ
ASM International N.V.                      ASMI           13          NASDAQ
ASML Holding N.V.                           ASML            7          NASDAQ
AstraZeneca p.l.c. *                         AZN            4           NYSE
Autonomy Corporation p.l.c. *               AUTN            6          NASDAQ
Aventis S.A. *                               AVE            2           NYSE
AXA *                                        AXA            6           NYSE
Bookham Technology p.l.c. *                 BKHM           12          NASDAQ
BP p.l.c.*                                   BP             4           NYSE
Business Objects S.A. *                     BOBJ           4.5         NASDAQ
Cable & Wireless p.l.c. *                    CWP            4           NYSE
DaimlerChrysler AG                           DCX            4           NYSE
Deutsche Telekom AG *                        DT             5           NYSE
Diageo p.l.c. *                              DEO            5           NYSE
Elan Corporation, p.l.c. *                   ELN            4           NYSE
LM Ericsson Telephone Company *             ERICY          16          NASDAQ
GlaxoSmithKline p.l.c. *                     GSK            6           NYSE
Infineon Technologies AG *                   IFX            5           NYSE
ING Groep N.V. *                             ING            4           NYSE
IONA Technologies p.l.c. *                  IONA            3          NASDAQ
Koninklijke Philips Electronics N.V.         PHG            5           NYSE
Millicom International Cellular S.A. *      MICC            6          NASDAQ
Nokia Corp. *                                NOK            5           NYSE
Novartis AG *                                NVS            5           NYSE
Qiagen N.V.                                 QGENF           6          NASDAQ
Repsol YPF, S.A. *                           REP           11           NYSE
Royal Dutch Petroleum Company                RD             3           NYSE
Ryanair Holdings p.l.c. *                   RYAAY           8          NASDAQ
SAP AG *                                     SAP            4           NYSE
Scottish Power p.l.c. *                      SPI            7           NYSE
Serono S.A. *                                SRA            9           NYSE
Shire Pharmaceuticals Group p.l.c. *        SHPGY           4          NASDAQ
Smartforce p.l.c. *                         SMTF            6          NASDAQ
Sonera Group p.l.c. *                       SNRA            9          NASDAQ
STMicroelectronics N.V.                      STM            4           NYSE


                                                   (continued on following page)

                                                                    Primary U.S.
                                                          Share        Trading
                Name of Company            Ticker        Amounts       Market
--------------------------------------     ------        -------    ------------
Telefonica S.A. *                            TEF        3.183624        NYSE
Terra Networks, S.A. *                      TRLY           15          NASDAQ
Total Fina ELF S.A. *                        TOT            3           NYSE
UBS AG                                       UBS            3           NYSE
Unilever N.V.                                UN             3           NYSE
United Pan-Europe Communications N.V. *     UPCOY          13          NASDAQ
Vivendi Universal *                           V             3           NYSE
Vodafone Airtouch p.l.c. *                   VOD            6           NYSE
WPP Group p.l.c. *                          WPPGY           3          NASDAQ

----------------------

     * The securities of this non-U.S. company trade in the United States as American depository shares. Please see "Risk Factors" and "Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     (1) On May 31, 2002, KPNQwest NV was delisted from trading on the Nasdaq NMS. As set forth in the prospectus, because KPNQwest NV was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of KPNQwest NV were distributed at a rate of .08 shares per Europe 2001 HOLDR. As a result, KPNQwest NV is no longer represented in Europe 2001 HOLDRS.

     (2) On June 3, 2002, Jazztel PLC was delisted from trading on the Nasdaq NMS. As set forth in the prospectus, because Jazztel PLC was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of Jazztel PLC were distributed at a rate of .11 shares per Europe 2001 HOLDR. As a result, Jazztel PLC is no longer represented in Europe 2001 HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2002.